Exhibit 99.1

Leadis Technology Reports First Quarter 2005 Financial Results

SUNNYVALE, California — April 21, 2005 – Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced results for the first quarter of 2005, ended March 31, 2005. Revenues for the first quarter were $11.6 million, down 67% from $34.8 million in the first quarter of 2004. The company reported a net loss of $2.5 million for the quarter, which represents its first loss after nine successive quarters of profitability.

Financial Results

Revenues of $11.6 million for the first quarter of 2005 were in line with the guidance provided at the last earnings call and reflected a decline of 65% sequentially from $33.3 million in the fourth quarter of 2004. Under generally accepted accounting principles (GAAP), first quarter net loss was $2.5 million as compared to net income of $1.8 million in the fourth quarter of 2004. Net loss per basic share was $0.09 as compared to diluted net income per share of $0.06 in the fourth quarter of 2004.

Leadis reports net income and earnings per share, whether basic or fully diluted, in accordance with GAAP and on a non-GAAP, or pro-forma, basis. Pro-forma results, where applicable, exclude the effect of amortization of stock-based compensation. Pro-forma net loss for the first quarter of 2005 was $1.8 million or $0.06 per basic share. This compares to pro-forma net income of $2.8 million or $0.09 per diluted share in the fourth quarter of 2004, and $5.7 million or $0.24 per diluted share in the first quarter of 2004. The company reported cash and short-term investments of $113.7 million as of March 31, 2005, an increase of $4.7 million from the $109.0 million reported as of December 31, 2004.

Business Summary

•	First quarter net sales were $11.6 million. Color super twisted nematic (CSTN) driver revenues declined substantially due to the phasing out of the company’s 4K color products, which are being replaced by 65K color products. Organic light emitting diode (OLED) driver revenues declined 45% as the market recovery for this technology continued to be slow in the first quarter.

•	The company began volume shipments of its first thin film transistor (TFT) driver, which accounted for more than 10% of revenues in the quarter.

•	Total driver unit shipments in the first quarter were 6.3 million units as compared to 15.6 million units in the fourth quarter of 2004, due to a normal seasonal slowdown and the company’s transition to new products.

In the first quarter, Leadis began volume shipments of the LDS312, a low temperature polysilicon (LTPS) TFT driver, which is being used in the handsets of a new Tier-1 handset maker. Leadis also announced the availability of LDS314, a sister product of the LDS312, and sampling of the LDS518, an OLED product for MP3 applications. The LDS514, another OLED product, is currently in volume production for MP3 applications. Total products in volume shipment decreased to eight at the end of the first quarter, from ten in the fourth quarter of last year, as a result of the phase out of older generation CSTN and OLED products.

“While our results were within the guidance provided last quarter, we are disappointed with our first loss after nine quarters of profitability,” said Dr. Steve Ahn, President and CEO. “Our goal is to return to profitability in the second half of the year. We are focused on areas that will allow us to meet our recovery plan and have started by adding a new Tier-1 end user. We expect to see further success as we bring our next generation TFT, CSTN and OLED products to market.”

Management Announcements

Leadis today announced that Ken Lee, the company’s Executive Vice President and Chief Technology Officer, is assuming the role of Executive Vice President and Chief Operating Officer. Leadis also announced the appointment of Chol Chong as Vice President of Operations, responsible for managing the company’s relationships with its manufacturing foundry partners, logistics and quality control.

“Ken has been active in a broad range of activities across the company,” said Dr. Ahn. “I am pleased to see him step up into his new role. I am also extremely happy to have Chol join our management team. His experience of more than 30 years in the semiconductor industry will be a great asset to the company and will greatly enhance our manufacturing relationships, further strengthening our management team.”

Business Outlook

“Although unit sales were down in the first quarter, we are laying the foundation for sustained growth in the second half of the year,” said Dr. Ken Lee. “We are concentrating on developing products across a broad technology spectrum to address the complete needs of the display driver market. We expect to begin shipping our 65K CSTN and TFT products in meaningful volumes in the third quarter. We have several products across all technologies currently in qualification and expect increased revenue from these products in the second half of the year. Our expectation for the second quarter is that revenues will be slightly up in comparison to the first quarter.”

Based on information currently available to the company, expectations for the second quarter of 2005 are as follows:

•	Revenues are expected to be between $13 and $15 million.

•	Gross margin, which varies with product mix, selling price and unit costs, is expected to be approximately 26% to 28%.

•	GAAP loss per basic share is expected to be between $0.07 and $0.09 and between $0.05 and $0.07 on a pro-forma basis.

Conference Call Today

Leadis Technology will broadcast its conference call discussion of first quarter 2005 financial results today, Thursday, April 21, 2005 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

To listen to the call, dial 877-210-6102 approximately ten minutes before the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, dial 888-203-1112. The confirmation code is 1869482.

A live webcast of the call will be available on the investor relations section of the company’s web site, http://ir.leadis.com. An archived webcast of the call will remain available until the next earnings call.

IR Contact:

Sunil Mehta

(408) 331-8616

ir@leadis.com

About Leadis Technology, Inc.

Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers which are critical components of displays used in mobile consumer electronic devices. For more information, visit www.leadis.com.

Non-GAAP Financial Measures

Leadis reports financial information in accordance with generally accepted accounting principles (GAAP), but believes that non-GAAP, or pro-forma, financial measures are helpful in evaluating its operating results and comparing its performance to comparable companies. Accordingly, the company also uses calculations of (i) non-GAAP net income, which represents net income excluding the effect of the amortization of stock-based compensation; and (ii) non-GAAP basic and diluted net income per share, which represents basic and diluted net income per share excluding the effect of the amortization of stock-based compensation. The company provides this non-GAAP information to enable investors to evaluate its operating results in a manner similar to how the company analyzes its operating results and to provide consistency and comparability with similar companies in the company’s industry. Investors should note, however, that the non-GAAP financial measures used by the company may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. The company does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures alone or as a substitute for financial information prepared in accordance with GAAP. A reconciliation of GAAP net income to non-GAAP net income is included in the financial statements portion of this release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Language

This press release regarding financial results for the quarter ended March 31, 2005 and expectations for the second quarter of 2005 and fiscal year 2005 contains forward-looking statements based on Leadis’ current expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to future events are intended to identify such forward-looking statements. These forward-looking statements reflect the company’s current views and assumptions but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that the company may not be able to maintain its current level of revenue or its gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; the company’s dependence on a limited number of products; risks that the company’s new products may not be able to be completed in a timely fashion or gain market acceptance; risks that the company’s products may not gain broad acceptance in markets other than mobile handsets, including the MP3 market; quarterly fluctuations in revenue and operating results due to seasonal fluctuations in demand for consumer electronic devices; risks that the company’s foundry suppliers may not allocate to it sufficient silicon wafers to meet its demand due to the company’s lack of long-term supply contracts with its foundries; risks that the company may not be able to manage its growth; risks with managing international activities; intellectual property litigation risks; the semiconductor industry’s cyclical nature; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to the company’s Annual Report on Form 10-K filed with the SEC on March 25, 2005, in the sections titled Risk Factors and Special Note Regarding Forward-Looking Statements, which is available at www.leadis.com. (LDISG)

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	Mar. 31, 2005	Dec. 31, 2004	Mar. 31, 2004
Revenue	$11,604	$33,264	$34,763
Costs and expenses:
Cost of revenue	8,449	23,669	21,790
Research and development	3,467	3,783	3,297
Selling, general and administrative	2,169	1,605	1,353
Stock based compensation	695	1,005	1,008

Total costs and expenses	14,780	30,062	27,448

Operating income (loss)	(3,176)	3,202	7,315
Interest and other income, net	293	142	436

Income (loss) before provision (benefit) for income taxes	(2,883)	3,344	7,751
Provision (benefit) for income taxes	(354)	1,592	3,082

Net income (loss)	($2,529)	$1,752	$4,669

Net income (loss) per share:
Basic	($0.09)	$0.06	$0.23

Diluted	($0.09)	$0.06	$0.19

Shares used in computing net income (loss) per share:
Basic	27,867	27,501	20,755
Diluted	27,867	30,849	24,197

LEADIS TECHNOLOGY, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended
	Mar. 31, 2005	Dec. 31, 2004	Mar. 31, 2004
GAAP net income (loss)	($2,529)	$1,752	$4,669
Adjustments:
Cost of revenue due to stock based compensation	36	72	46
Stock based compensation	695	1,005	1,008

Adjusted net income (loss)	($1,798)	$2,829	$5,723

Shares used in computing GAAP net income (loss) per share:
Basic	27,867	27,501	20,755
Diluted	27,867	30,849	24,197
Adjusted net income (loss) per share:
Basic	($0.06)	$0.10	$0.28

Diluted	($0.06)	$0.09	$0.24

LEADIS TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	Mar. 31, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$75,673	$45,012
Short-term investments	38,066	63,961
Accounts receivable, net	11,698	30,423
Inventory	5,688	6,080
Prepaid expenses and other current assets	6,169	6,342

Total current assets	137,294	151,818
Property and equipment, net	2,362	2,103
Other assets	1,853	894

Total assets	$141,509	$154,815

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,611	$20,510
Accrued liabilities	3,426	3,977
Taxes payable	2,191	2,873
Deferred revenue	—	107

Total current liabilities	15,228	27,467
Other noncurrent liabilities	397	242
Commitments
Stockholders’ equity:
Common stock and additional paid-in capital	102,827	102,254
Deferred stock-based compensation	(2,602)	(3,336)
Retained earnings	25,659	28,188

Total stockholders’ equity	125,884	127,106

Total liabilities and stockholders’ equity	$141,509	$154,815